Exhibit 10.2

TAX PAYMENT AGREEMENT

BY AND AMONG

Carib Latam Holdings, Inc.,

Carib Holdings, LLC

AND

EVERTEC, LLC

This Agreement is dated as of April 17, 2012 by and among Carib Latam Holdings, Inc. (“Holdings”), a Puerto Rico corporation having its principal executive offices at Carretera 176, Km. 1.3, Cupey Bajo, San Juan, Puerto Rico 00926, Carib Holdings, LLC (“Carib”), a Puerto Rico limited liability company having its principal executive offices at Carretera 176, Km. 1.3, Cupey Bajo, San Juan, Puerto Rico 00926 and EVERTEC, LLC (“EVERTEC”), a Puerto Rico limited liability company having its principal executive offices at Carretera 176, Km. 1.3, Cupey Bajo, San Juan, Puerto Rico 00926.

Recitals

WHEREAS, until April 17, 2012, Carib Holdings, Inc., a Puerto Rico corporation and predecessor of Carib (“Carib Holdings, Inc.”), owned 100% of the stock of EVERTEC, Inc., a Puerto Rico corporation and predecessor of EVERTEC (“EVERTEC, Inc.”);

WHEREAS, on April 17, 2012, EVERTEC, Inc. converted to a Puerto Rico limited liability company and became EVERTEC, and Carib Holdings, Inc. owned 100% of the interests of EVERTEC, and such conversion was undertaken in good faith for the purpose of improving the tax efficiency of EVERTEC, Inc.’s structure and not for the purpose of circumventing any covenant set forth in EVERTEC’s senior credit facility or the indenture relating to EVERTEC’s 11% senior notes due 2018;

WHEREAS, on April 17, 2012, the shareholders of Carib Holdings, Inc. contributed their shares to Holdings and Holdings assumed all of the issued and outstanding options to purchase shares of Carib Holdings, Inc., which options became options to purchase the same number and class of shares of Holdings;

WHEREAS, on April 17, 2012, Carib Holdings, Inc. converted to a Puerto Rico limited liability company and became Carib, and Holdings owns 100% of the interests of Carib;

WHEREAS, on April 17, 2012, for Puerto Rico tax purposes, both EVERTEC and Carib will elect to be treated as partnerships under the P.R. Code;

WHEREAS, Holdings and Carib possess at least $30 million of net operating losses not subject to limitations on their use, and certain other tax attributes, for Puerto Rico income tax purposes;

WHEREAS, as further described below, to the extent set forth below, EVERTEC shall make periodic payments to Holdings and Carib in respect of Taxes that shall not exceed the total Tax liability that EVERTEC would have had EVERTEC been a corporation and not a partnership 100% owned by Carib, reduced by taking into account any net operating losses or other attributes of Holdings and Carib;

WHEREAS, Holdings, Carib and EVERTEC wish to provide for the allocation of liabilities, and procedures to be followed, with respect to Taxes of Holdings, Carib and EVERTEC on the terms of this Agreement;

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

Agreement

Section 1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a) P.R. Taxes: all taxes imposed under the laws of Puerto Rico or any political (including municipal) subdivision or authority or agency therein.

(b) U.S. Taxes: all taxes imposed under the laws of the United States, or any federal, state, local or other political subdivision or authority or agency therein.

(c) Tax or Taxes: Any and all P.R. Taxes, U.S. Taxes or other taxes imposed by any jurisdiction that would be imposed on EVERTEC because of its own assets or operations, and the assets or operations of any subsidiaries or other persons in which EVERTEC has direct or indirect equity interests that are partnerships for tax purposes of that jurisdiction, if EVERTEC were a corporation for the tax purposes of that jurisdiction, together with all interest and penalties with respect thereto, provided that EVERTEC is no longer a corporation for the tax purposes of that jurisdiction by reason of one or more of (i) the conversion of EVERTEC to a Puerto Rico limited liability company, (ii) the election of EVERTEC to be treated as a partnership for Puerto Rico tax purposes, or (iii) the election of EVERTEC to be treated as a disregarded entity for U.S. federal income tax purposes.

Section 2. Liability for Taxes; Refunds.

(a) Holdings and Carib, as the direct and indirect owners of EVERTEC, shall be responsible for, and shall pay to the appropriate tax authority all Taxes, for all taxable periods and portions thereof beginning on or after April 17, 2012 (such date, the “Effective Date”), to the extent that EVERTEC is not required to pay any portion of such Taxes itself directly.

(b) At such time as Holdings or Carib has a liability for Taxes, in respect of taxable periods and portions thereof occurring on or after the Effective Date, EVERTEC shall make payments to Holdings or Carib in respect of Taxes. However, in respect of any taxable period, EVERTEC shall not make payments to Holdings or Carib in respect of Taxes which exceed that Tax liability that EVERTEC would have had EVERTEC been a corporation for the tax purposes of a jurisdiction and not a partnership owned 100% by Carib, reduced by taking into account any net operating losses or other tax attributes of Holdings or Carib that Holdings or Carib are eligible to use to reduce the taxable income of Holdings or Carib in such taxable period, and reduced by any Tax payments EVERTEC is required to make itself in respect of such taxable period. For the avoidance of doubt, EVERTEC shall not make payments under this Section 2(b) to Holdings or Carib in respect of any taxable period or portion thereof occurring on or after the Effective Date which exceed the liabilities of Holdings and Carib for Taxes for such taxable period or portion thereof.

(c) In the event that Holdings or Carib receive a Tax refund attributable to any taxable period or portion thereof occurring on or after the Effective Date, Holdings shall recalculate the payment for such period required to be made by EVERTEC to Holdings under Section 2(b) above. If the payment, as recalculated, is less than the payment EVERTEC made to Holdings or Carib under Section 2(b) above in respect of such period, Holdings or Carib shall promptly make a payment to EVERTEC in the amount of such difference, net of any applicable costs to Holdings or Carib in respect of such Tax refund.

(d) In the event any Tax authority determines that Holdings or Carib, for any taxable period or portion thereof occurring on or after the Effective Date, owes additional Tax, Holdings shall recalculate the payment for such period permitted to be made by EVERTEC to Holdings or Carib under Section 2(b) above. If the payment, as recalculated, is greater than the payment EVERTEC made to Holdings or Carib under Section 2(b) above in respect of such period, EVERTEC shall promptly make a payment to Holdings or Carib in the amount of such difference.

(e) At such time as Holdings deems necessary, Carib shall make payments to Holdings in respect of any Tax liability of Holdings, in an amount determined by Holdings, but not in any amount greater than permitted by the indenture relating to EVERTEC’s 11% senior notes due 2018 (as amended, modified or supplemented from time to time).

Section 4. Estimated Taxes. On or before each date, as determined by a relevant tax jurisdiction, for payment of an installment of estimated Taxes, EVERTEC may pay to Holdings or Carib an amount equal to the installment which EVERTEC would have been required to pay as an estimated payment of Taxes to the relevant tax jurisdiction if it were filing a separate Tax return from Holdings and Carib, as reasonably determined by Holdings, taking into account the reasonably anticipated applicable net operating losses or other tax attributes of Holdings and Carib. Any balance owed by EVERTEC for the taxable year under the principles of Section 2(b) above shall be paid by EVERTEC to Holdings or Carib on or before the initial due date for the tax return for the taxable year. If it is not possible to determine the amount of such balance on or before such day, (a) a reasonable estimate thereof, as determined by Holdings, shall be paid on or before such day, (b) the amount of such balance shall be finally determined by Holdings on or before the date on which the applicable Tax return for such period is filed with the relevant tax jurisdiction, and (c) any difference between the amount so determined and the estimated amount paid shall; (i) in the case of an underpayment, be promptly paid to Holdings or Carib and (ii) in the case of an overpayment, be promptly refunded to EVERTEC.

Section 5. Retention of Records. Holdings shall retain all tax returns, tax reports, related workpapers and all schedules (along with all documents that pertain to any such tax returns, reports or workpapers) that relate to a taxable period or portion thereof occurring on or after the Effective Date. Holdings shall make such documents available to EVERTEC at EVERTEC’S request. Holdings shall not dispose of such documents without the permission of EVERTEC.

Section 6. Headings. The headings of this Agreement are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 7. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico without regard to its conflicts of laws provisions.

Section 8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

Section 9. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective subsidiaries, and their respective successors and assigns.

Section 10. Date of Agreement. This Agreement is hereby entered into by the parties hereto as of April 17, 2012.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Carib Latam Holdings, Inc.

By:	/s/ Carlos Ramirez
	Name:	Carlos Ramirez
	Title:	Executive Vice President

ATTEST:

/s/ Luisa Wert Serrano

Carib Holdings, LLC

By:	/s/ Carlos Ramirez
	Name:	Carlos Ramirez
	Title:	Executive Vice President

ATTEST:

/s/ Luisa Wert Serrano

EVERTEC, LLC

By:	/s/ Carlos Ramirez
	Name:	Carlos Ramirez
	Title:	Executive Vice President

ATTEST:

/s/ Luisa Wert Serrano

Signature Page to Tax Payment Agreement